Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of September 16, 2015 (this “First Supplemental Indenture”), is by and among South Florida Medicine, LLC, a Florida limited liability company, Associates in Radiation Oncology, LLC, a Florida limited liability company, Boynton Beach Radiation Oncology, L.L.C., a Florida limited liability company, Treasure Coast Medicine, LLC, a Florida limited liability company, SFRO Holdings, LLC, a Florida limited liability company, and South Florida Radiation Oncology, LLC, a Florida limited liability company (each, a “New Guarantor” and collectively, the “New Guarantors”), 21st Century Oncology, Inc., a Florida corporation (the “Company,” which term includes its successors and assigns), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) under the Indenture referred to below.  Capitalized terms used and not defined herein shall have the same meanings given in the Indenture unless otherwise indicated.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of April 30, 2015 (as otherwise amended, supplemented, waived or modified, the “Indenture”), providing for the issuance of 11.00% Senior Notes due 2023 of the Company (the “Notes”);

WHEREAS, pursuant to Section 3.7 of the Indenture, the Company will not permit any of its Wholly-Owned Domestic Subsidiaries that are Restricted Subsidiaries to guarantee Indebtedness under any Credit Facility of the Company, unless such Restricted Subsidiary executes and delivers to the Trustee a supplemental indenture, providing for a senior Guarantee of payment of the Notes by such Restricted Subsidiary;

WHEREAS, each of the New Guarantors is a Restricted Subsidiary of the Company and has guaranteed or will guarantee Indebtedness under a Credit Facility of the Company;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the New Guarantors are authorized to execute and deliver this First Supplemental Indenture to amend the Indenture, without the consent of any Holder to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.7; and

WHEREAS, by entering into this First Supplemental Indenture, the Company, the New Guarantors and the Trustee have consented to amend the Indenture in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.                                           Agreement to be Bound.  Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.                                           Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Disclaimer.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.                                           Governing Law.  This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

Section 4.                                           No Adverse Interpretation of Other Agreements.  This First Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries (other than the Indenture).  No such indenture, loan or debt agreement may be used to interpret this First Supplemental Indenture or the Indenture.

Section 5.                                           Successors.  This First Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.                                           Separability.  Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.                                           Counterpart Originals.  The parties may sign multiple counterparts of this First Supplemental Indenture.  Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 8.                                           Headings, etc.  The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.                                           Concerning the Trustee.  The Trustee assumes no duties, responsibilities, or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this First Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ Frank English
Name:	Frank English
Title:	Vice President and Treasurer

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Frank English
Name:	Frank English
Title:	Vice President and Treasurer

[Signature Page to the First Supplemental Indenture (2015 Indenture)]

NEW GUARANTORS

SOUTH FLORIDA MEDICINE, LLC
ASSOCIATES IN RADIATION ONCOLOGY, LLC
BOYNTON BEACH RADIATION ONCOLOGY, L.L.C.
TREASURE COAST MEDICINE, LLC
SFRO HOLDINGS, LLC
SOUTH FLORIDA RADIATION ONCOLOGY, LLC

By:	/s/ Rajiv Patel
Name:	Rajiv Patel
Title:	Managing Director

[Signature Page to the First Supplemental Indenture (2015 Indenture)]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to the First Supplemental Indenture (2015 Indenture)]